          As filed with the Securities and Exchange Commission on April 24, 1998
                                                  Registration No. 333-_________



                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                DANA CORPORATION
                                ----------------
             (Exact name of Registrant as specified in its charter)

                                    Virginia
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   34-4361040
                                   ----------
                      (I.R.S. Employer Identification No.)

                        P.O. Box 1000, Toledo, Ohio 43697
                        ---------------------------------
                    (Address of principal executive offices)

               Dana Corporation 1998 Directors' Stock Option Plan
               --------------------------------------------------
                            (Full title of the plan)

                          Martin J. Strobel, Secretary
               Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697
               ---------------------------------------------------
                     (Name and address of agent for service)

                                  419-535-4500
                                  ------------
                     (Telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
 Title of securities        Amount to            Proposed maximum       Proposed maximum aggregate       Amount of
  to be registered        be registered      offering price per unit(1)       offering price(1)        registration fee
-----------------------------------------------------------------------------------------------------------------------
  Common stock (par     150,000 shares and
      value $1          related Preferred            $60.4063                   $9,060,945               $2,745.74
     per share)           Share Purchase
                              Rights
-----------------------------------------------------------------------------------------------------------------------

1 Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices reported on the New York Stock Exchange Composite Tape on April 21, 1998.

As permitted by Rule 429(a), the prospectus included herein also relates to Registration Statement No. 33-64198.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this Registration
Statement:

     (a) The annual report for Dana Corporation ("Dana") on Form 10-K for the fiscal year ended December 31, 1997.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the 1997 fiscal year.

     (c) The description of Dana's Common Stock contained under the captions "Description of Registrant's Securities to be Registered" in Dana's Application for Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Exchange Act on Form 8-A, dated on or about July 12, 1946, as amended by the Amendment to Application or Report on Form 8, dated August 8, 1991, and "Description of Capital Stock" in Dana's registration statement on Form S-3 filed on December 15, 1997.

All documents subsequently filed by Dana pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the filing of a post-effective amendment indicating that all the securities offered have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Virginia Stock Corporation Act, in certain circumstances Dana is authorized to indemnify its directors and officers against liabilities (including reasonable defense expenses) they may incur in proceedings in which they are named as parties because of their positions as directors and officers of the company.

Pursuant to this authorization, the shareholders have adopted the SIXTH Article of Dana's Restated Articles of Incorporation. This Article provides that in any proceeding brought by a shareholder in the right of Dana or on behalf of Dana's shareholders, no Dana director or officer will be liable for monetary damages exceeding $50,000 with respect to any transaction, occurrence or course of conduct unless he or she engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law. The Article further provides that Dana will indemnify any director or officer who is a party to any proceeding (including a proceeding brought by a shareholder on behalf of the company or its shareholders) by reason of the fact that he or she is or was a Dana director or officer against any liability incurred in connection with such proceeding, unless he or she engaged in willful misconduct or a knowing violation of criminal law. In addition, Dana will pay or reimburse all reasonable expenses (including attorneys' fees) incurred by the director or officer in connection with such proceeding in advance of the disposition of the proceeding if certain conditions are met. In general, all indemnification will be made in accordance with Section 13.1-701 of the Virginia Stock Corporation Act.

As authorized in the Restated Articles of Incorporation, Dana's Board of Directors has adopted a By-Law provision under which the company will indemnify its directors and officers in comparable manner against liabilities they may incur when serving at Dana's request as directors, officers, employees or agents of other corporations or certain other enterprises.

Dana carries primary and excess "Executive Liability and Indemnification" insurance covering certain liabilities incurred by the directors, elected officers, and certain appointed officers of the company in the performance of their duties. Coverage is either on a direct basis or through reimbursement of amounts expended by Dana for indemnification of these persons. Subject to certain deductibles, the insurers will pay or reimburse all covered costs incurred up to an annual aggregate of $50 million. Coverage is excluded for purchases or sales of securities in violation of Section 16(b) of the Exchange Act, deliberately fraudulent or willful violations of any statute or regulation, illegal personal gain, and certain other acts.

ITEM 8.  EXHIBITS.

The following exhibits are filed with this Registration Statement:


4 Single Denomination Stock Certificate (filed by reference to Exhibit 4-B to Dana's Form S-3, Registration No. 333-18403, filed December 20,
         1996)

5        Opinion of Hunton & Williams

23-A     Consent of Price Waterhouse LLP

23-B     Consent of Hunton & Williams (included in Exhibit 5)

24       Power of Attorney

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on April 24, 1998.

                          DANA CORPORATION (Registrant)

                          By: /s/ C. W. Hinde
                              -------------------------------------
                              C. W. Hinde
                              Chief Accounting Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


 SIGNATURE                            TITLE                           DATE
 ---------                            -----                           ----


PRINCIPAL EXECUTIVE OFFICER:

/s/ S. J. Morcott                   Chairman of the Board        April 24, 1998
-----------------------------       and Chief Executive Officer
S. J. Morcott


PRINCIPAL FINANCIAL OFFICER:

*/s/ J. S. Simpson                  Chief Financial Officer      April 24, 1998
-----------------------------
J. S. Simpson


PRINCIPAL ACCOUNTING OFFICER:

/s/ C. W. Hinde                     Chief Accounting Officer     April 24, 1998
-----------------------------
C. W. Hinde

SIGNATURE                             TITLE                      DATE
---------                             -----                      ----


DIRECTORS:

* /s/ B. F. Bailar                  Director                     April 24, 1998
 ----------------------------
   B. F. Bailar

* /s/ E. M. Carpenter               Director                     April 24, 1998
 ----------------------------
   E. M. Carpenter

* /s/ E. Clark                      Director                     April 24, 1998
 ----------------------------
   E. Clark

* /s/ G. H. Hiner                   Director                     April 24, 1998
 ----------------------------
   G. H. Hiner

  /s/ J. M. Magliochetti            Director                     April 24, 1998
 ----------------------------
   J. M. Magliochetti

* /s/ M. R. Marks                   Director                     April 24, 1998
 ----------------------------
   M. R. Marks

* /s/ R. B. Priory                  Director                     April 24, 1998
 ----------------------------
   R. B. Priory

* /s/ J. D. Stevenson               Director                     April 24, 1998
 ----------------------------
   J. D. Stevenson

* /s/ T. B. Sumner, Jr.             Director                     April 24, 1998
 ----------------------------
   T. B. Sumner, Jr.


* By:    /s/ C. W. Hinde
      ----------------------------
         C. W. Hinde
         Attorney-in-Fact

                                  EXHIBIT INDEX

NO.        DESCRIPTION                                METHOD OF FILING

4          Single Denomination Stock Certificate      Filed by  reference  to Exhibit  4-B to  Registrant's  Form S-3,
                                                      Registration No. 333-18403, filed December 20, 1996

5          Opinion of Hunton & Williams               Filed with this Registration Statement

23-A       Consent of Price Waterhouse LLP            Filed with this Registration Statement

23-B       Consent of Hunton & Williams               Filed with this Registration Statement (included in Exhibit 5)

24         Power of Attorney                          Filed with this Registration Statement